UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2009

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 12, 2009, in connection with the resignation of Jonathan Fram from the Board of Directors of Marchex, Inc. (the “Company”) which resulted in certain changes to the composition of the various committees of the Company’s Board of Directors, the Company granted an aggregate of 750 restricted shares of Class B common stock under Marchex’s Amended and Restated 2003 Stock Incentive Plan to certain non-employee directors as compensation for their revised committee service until the 2010 annual meeting of stockholders of the Company at a purchase price of $0.01 per share. The restricted stock shall be issued pursuant to the Company’s standard form of director restricted stock agreement with 100% of the shares vested on May 8, 2010 assuming continued service on such board committees for such period and with accelerated vesting in full of all such restricted shares in the event of a Change of Control (as defined in such restricted stock agreements).

The above summary is qualified in its entirety by reference to the Company’s form of director restricted stock agreement, a copy of which will be filed as an exhibit to the Company’s next applicable periodic report or registration statement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Jonathan Fram resigned as a member of the Board of Directors of the Company, effective June 12, 2009. His decision to resign was not as a result of any disagreement with the Company or its management.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2009	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer